Exhibit 10.1
AMENDMENT TO
MERGER AGREEMENT
THIS AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of July 14, 2010 by and among HealthSport, Inc., a Delaware corporation (the “Buyer”), HealthSport Subsidiary, LLC., a Nevada limited liability company that is a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (the “Target”).
RECITALS
WHEREAS, the Parties have entered into that certain Merger Agreement dated as of May 21, 2010 (the “Original Agreement”);
WHEREAS, the Parties desire to amend the terms of the Original Agreement as set forth herein;
NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:
1. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Original Agreement.
2. Termination; Termination of Agreement. Section 8.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
8. TERMINATION
8.1 Termination of Agreement.
Any of the Parties may terminate this Agreement with the prior authorization of its board of directors as provided below:
(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;
(b) the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time: (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement (as may be amended or qualified by the respective Disclosure Schedules) in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (B) in the event that the Buyer has determined to conclude another transaction under Section 5.10; or (C) if the Closing shall not have occurred on or before August 15, 2010, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

(c) the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 15, 2010, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement).
3. Conflicts; Reaffirmation; Waiver. In the event of any conflict or inconsistency between the provisions of the Original Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent expressly amended hereby, all terms and conditions of the Original Agreement shall remain in full force and effect. Each party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof. Each Party hereby acknowledges and agrees that no events of default of any other Party have occurred, or exist as of the date first set forth above, under the Original Agreement.
4. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.
5. Additional Acts and Assurances. Each Party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Amendment, including without limitation amending any the Original Agreement as may be necessary to reflect the revised provisions as set forth herein.
6. Counsel. The parties hereby acknowledge that (i) Keller Rohrback P.L.C. has represented only the Target in connection with the Original Agreement and this Amendment and (ii) Sheppard Mullin Richter & Hampton LLP has represented the Buyer and the Transitory Subsidiary in connection with the Original Agreement and this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal as of the date first above written.

HEALTHSPORT, INC.
By:	/s/ Robert S. Davidson
Robert S. Davidson, President

HEALTHSPORT SUBSIDIARY, LLC
By:	/s/ Robert S. Davidson
Robert S. Davidson, Manager

By:	/s/ Thomas Beckett
Thomas Beckett, Manager

SUPPLEMENTAL MANUFACTURING & INGREDIENTS, LLC
By:	/s/ Ferrel Raskin
Ferrel Raskin, Chief Executive Officer